Exhibit 10.1

EXECUTION VERSION

PENNANTPARK SENIOR LOAN FUND, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES OR OTHER JURISDICTIONS. THEY ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH HEREIN. NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR OTHER SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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TABLE OF CONTENTS

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PENNANTPARK SENIOR LOAN FUND, LLC

AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement, dated as of July 31, 2020 (as amended from time to time, this “Agreement”), of PennantPark Senior Loan Fund, LLC, a Delaware limited liability company (the “Company”), is entered into by and among PennantPark Investment Corporation, a Maryland corporation, Pantheon Private Debt Program SCSp SICAV – RAIF In Respect Of Its Compartment Pantheon Senior Debt Secondaries II (USD), a Luxembourg limited partnership (“PPDP”), and Solutio Premium Private Debt I SCSp, a Luxembourg limited partnership (“SPPD”) (each, a “Member,” and collectively, the “Members”).

WHEREAS, the Company was formed as a limited liability company pursuant to the Act by filing the Certificate of Formation with the Secretary of State of the State of Delaware on July 10, 2020;

WHEREAS, on July 10, 2020, PennantPark Investment Corporation, in its capacity as sole member of the Company, entered into that certain Limited Liability Company Agreement of the Company, dated as of July 10, 2020 (the “Original LLC Agreement”);

WHEREAS, pursuant to Section 14 of the Original LLC Agreement, one or more additional members of the Company may be admitted to the Company with the written consent of PennantPark Investment Corporation, as the initial member of the Company, and upon the admission of one or more additional members of the Company, the Original LLC Agreement may be amended to reflect such new member or members as a Member or Members of the Company;

WHEREAS, on the date hereof, the Company wishes to admit PPDP and SPPD as additional Members of the Company; and

WHEREAS, PennantPark Investment Corporation, in its capacity as the sole member of the Company, desires to amend and restate the Original LLC Agreement in its entirety, and agrees that this Agreement shall govern the rights of the Members and other matters as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements set forth below, and intending to be legally bound, the Members hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“1940 Act” has the meaning set forth in Section 7.1(f)(ii).

“Acceptance Period” has the meaning set forth in Section 7.1(g)(ii).

“Act” means the Limited Liability Company Act of the State of Delaware, as from time to time in effect.

“Administration Agreement” means the Administration Agreement between the Company and the Administrative Agent, as amended from time to time in accordance with the terms hereof.

“Administrative Agent” means PennantPark Investment Administration, LLC or any other entity retained by the Company with Prior Committee Approval to perform administrative services for the Company.

“Advisers Act” has the meaning set forth in Section 6.14(b).

“Affiliate” means, with respect to a Person, (a) any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and (b) in the case of any Pantheon Member, any Affiliated Fund; provided, however, that, except as required by applicable law, no Member shall be deemed an Affiliate of any other Member and no Member shall be deemed an Affiliate of the Company (or vice versa), in each case solely on account of ownership of interests in the Company or being party to this Agreement.

“Affiliated Fund” means of any Pantheon Member, a fund, pooled investment vehicle, managed account (including separately managed accounts), other entity or client now or hereafter existing that is directly or indirectly controlled, managed, advised or sub-advised by any member of the Pantheon Group.

“Agreement” has the meaning set forth in the recitals.

“Applicable Entity” means the Company and any other vehicle treated as a partnership for U.S. federal income tax purposes that is organized and controlled by the Company or its applicable Affiliates in accordance with this Agreement or any organizational documents governing an Applicable Entity and in which each of PNNT and a Pantheon Member holds a direct or indirect interest through one or more Applicable Entities.

“Capital Account” means, as to a Member, the capital account maintained on the books of the Company for such Member in accordance with the terms hereof.

“Capital Commitment” means, as to each Member, the total amount set forth in such Member’s Subscription Agreement delivered herewith and on the Member List, which is contributed or agreed to be contributed to the Company by such Member as a Capital Contribution. The Capital Commitment of any Member may be increased by such Member with Prior Committee Approval.

“Capital Contribution” means, as to each Member, the aggregate amount of cash actually contributed to the equity capital of the Company by such Member or the fair market value of any property contributed to the equity capital of the Company by such Member (as determined by the Members (acting through the Committee)), each in accordance with the terms hereof.

“Certificate of Formation” means the certificate of formation of the Company filed under the Act, as amended from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Member Designees’ Committee of the Company.

“Company” has the meaning set forth in the recitals.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Default Date” has the meaning set forth in Section 3.3(a).

“Defaulting Member” has the meaning set forth in Section 3.3(a).

“Electing Member” has the meaning set forth in Section 8.4(e).

“Entire Interest” means all of a Member’s interests in the Company, including the Member’s transferable interest and all management and other rights.

“Expenses” means all costs and expenses, of whatever nature, directly or indirectly borne by the Company, including expenses under the Administration Agreement.

“GAAP” means United States generally accepted accounting principles, in effect from time to time.

“GAAP Profit or GAAP Loss” means, as to any transaction or fiscal period, the net income or loss of the Company determined in accordance with GAAP.

“Implementation Rules” has the meaning set forth in Section 9.2(e).

“Investment” means an investment of any type held, directly or indirectly, by the Company, other than interests in Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“Leverage Ratio” means, on any date of incurrence of any indebtedness for borrowed money by the Company or any of its Subsidiaries, the quotient obtained by dividing (a) the aggregate amount of indebtedness for borrowed money of the Company and its Subsidiaries (excluding the Subordinated Notes) by (b) the sum of the par values of the Company and its Subsidiaries’ existing Investments less the aggregate amount of Indebtedness for borrowed money of the Company and its Subsidiaries (excluding Subordinated Notes).

“Loss” has the meaning set forth in Section 6.15(a).

“Member” and “Members” have the meaning set forth in the recitals and also include any Person that becomes a Member of the Company after the date hereof under the terms of this Agreement.

“Member Designee” means each individual elected, designated or appointed by a Member to serve as a member of the Committee; provided, that (a) such individual is acting as a representative of such Member (such Member acting in its capacity as a Member with respect to the management of the Company) and (b) such individual is an employee, officer, partner, member or owner of such Member, its investment adviser or any of their respective Affiliates.

“Member List” has the meaning set forth in Section 2.7.

“Notice of Intent” has the meaning set forth in Section 7.1(g)(i).

“Offer to Purchase” has the meaning set forth in Section 8.4(e).

“Organization Costs” means all out-of-pocket costs and expenses reasonably incurred directly by the Company or for or on behalf of the Company by a Member, the Administrative Agent or any of their respective Affiliates in connection with the formation, organization and capitalization of the Company and the preparation by the Company to commence its business operations.

“Original LLC Agreement” has the meaning set forth in the recitals.

“Pantheon” means, collectively, PPDP, SPPD, and any transferee in any Permitted Transfer by any of the foregoing, or any Person substituted for any of the foregoing as a Member pursuant to the terms of this Agreement; and any of the foregoing, individually, a “Pantheon Member”.

“Pantheon Group” means Pantheon Holdings Limited, Pantheon Ventures, Inc., Pantheon Capital (Asia) Limited, Pantheon Ventures (UK) LLP, Pantheon Ventures (US) LP, Pantheon Ventures (HK) LLP, Pantheon Ventures (Ireland) DAC and each of their respective subsidiaries, subsidiary undertakings, from time to time, including any successor or assign of any of the foregoing entities for so long as such successor or assign is directly or indirectly a subsidiary or subsidiary undertaking of a holding company or parent undertaking of any of the foregoing entities or is controlled by any Person or Persons which control(s) any of the foregoing entities.

“Partnership Representative” has the meaning set forth in Section 6.16(a).

“Permitted Transfer” has the meaning set forth in Section 7.1(a).

“Person” means an individual, corporation, partnership, association, joint venture, company, limited liability company, trust, governmental authority or other entity.

“PNNT” means PennantPark Investment Corporation or any Person substituted for PennantPark Investment Corporation as a Member pursuant to the terms of this Agreement.

“PNNT Entity” means PNNT and each Affiliate of PNNT.

“Portfolio Company” means, with respect to any Investment, any Person that is the issuer of any securities or the debtor under any loan or other debt obligations that is the subject of such Investment.

“Prior Committee Approval” means, as to any matter requiring Prior Committee Approval hereunder, the prior approval of a quorum of the Member Designees.

“Proceeding” has the meaning set forth in Section 6.15(a).

“Profit or Loss” means, as to any transaction or fiscal period, the GAAP Profit or GAAP Loss with respect to such transaction or period, with such adjustments thereto as may be required by this Agreement; provided that in the event that the Value of any Company asset is adjusted under Section 9.5, the amount of such adjustment shall in all events be taken into account in the same manner as gain or loss from the disposition of such asset for purposes of computing Profit or Loss, and the gain or loss from any disposition of such asset shall be calculated by reference to such adjusted Value; and provided further, that GAAP Profit or GAAP Loss may be adjusted by the Members (acting through the Committee) to amortize Organization Costs over four (4) years.

“Proportionate Share” means, as to any Member, the percentage that its aggregate Capital Contributions represent of the aggregate Capital Contributions of all Members.

“Sale Period” has the meaning set forth in Section 7.1(g)(iii).

“SEC” has the meaning set forth on the cover page.

“Securities Act” has the meaning set forth on the cover page.

“Solvency II” has the meaning set forth in Section 9.2(e).

“Subordinated Notes” means the following subordinated notes (each, a “Subordinated Note”): (a) that certain subordinated note, dated as of the date hereof with the Company as issuer and PNNT as holder, (b) that certain subordinated note, dated as of the date hereof, with the Company as issuer and PPDP as holder, and (c) that certain subordinated note, dated as of the date hereof, with the Company as issuer and SPPD as holder, in each case and each replacement or successor subordinated note thereto.

“Subscription Agreement” means any subscription agreement entered into by any Member in respect of its Capital Commitment.

“Subsidiary” as to the Company, means any Affiliate Controlled by the Company directly, or indirectly through one or more intermediaries. For the avoidance of doubt, Portfolio Companies shall not be included within the definition of Subsidiary.

“Tax Liability” has the meaning set forth in Section 6.16(b).

“Term” has the meaning set forth in Section 8.1.

“Transfer” or “transfer” means, with respect to any Member’s interest in the Company, the direct or indirect sale, assignment, transfer, withdrawal, mortgage, pledge, hypothecation, exchange or other disposition of any part or all of such interest, whether or not for value and whether such disposition is voluntary, involuntary, by operation of law or otherwise, and a “transferee” or “transferor” means a Person that receives or makes a transfer.

“Treasury Regulations” means all final and temporary U.S. federal income tax regulations, as amended from time to time, issued under the Code by the U.S. Department of the Treasury.

“Value” means, as of the date of computation with respect to some or all of the assets of the Company or any assets acquired by the Company, the value of such assets determined in accordance with Section 9.5.

“Withholding Payment” has the meaning set forth in Section 5.2.

ARTICLE 2

GENERAL PROVISIONS

Section 2.1 Formation of the Limited Liability Company.

(a) The Company was formed under and pursuant to the Act upon the filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware on July 10, 2020. The Members hereby agree to continue the Company under and pursuant to the Act. The Members agree that the rights, duties, obligations and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. Each Person admitted as a Member as of the date hereof shall be admitted as a Member at the time such Person has executed this Agreement or a counterpart of this Agreement.

(b) PNNT hereby represents and warrants to Pantheon that the Company has not engaged in any activities or business, and has not incurred any liabilities or obligations, in each case, prior to the date of this Agreement other than its organization.

(c) PNNT hereby represents and warrants to Pantheon that the neither Company nor any member, officer, director, employee or Affiliate agent thereof who has, or will have, access to funds under management by the Company have ever been charged or convicted of a misdemeanor involving the misapplication or misuse of money of another, or charged or convicted of any felony, and (ii) there is no action, proceeding or investigation pending or, to the knowledge of PNNT, threatened in writing against the Company or its members, officers, directors, employees or Affiliate agents and (iii) during the five (5) years prior to the date hereof, none of the Company or its members, officers, directors, employees or Affiliate agents, have been the subject of any action, proceeding or, to the knowledge of PNNT, investigation that relates to a claim or allegation of fraud, the misapplication or misuse of money of another, or violation of any U.S. federal or state securities law, or material rule or regulation. Except as otherwise disclosed to Pantheon in writing, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether U.S. federal, state, local or foreign) pending or, to the knowledge of PNNT, threatened in writing against (x) the Company or any of its properties, assets or business, and (y) any Subsidiary and Portfolio Company of the Company or any of such Subsidiary’s or Portfolio Company’s respective properties, assets or business, in each case, to the extent that any matter described in the foregoing clauses (x) or (y) would be reasonably expected to have a material adverse effect on the Company. PNNT shall, as soon as reasonably practicable (and in no event more than five (5) business days after having knowledge), provide Pantheon with written notice of the commencement of any legal action, suit or arbitration involving the Company, any of its Subsidiaries, any of its Portfolio Companies, or any officer or investment professional of the Company that would reasonably be expected to have a material adverse effect on the Company or any PNNT Entity.

Section 2.2 Company Name. The name of the Company shall be “PennantPark Senior Loan Fund, LLC” or such other name as approved by Prior Committee Approval.

Section 2.3 Place of Business; Agent for Service of Process.

(a) The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801, or such other place as the Members may designate. The name of its registered agent for service at such address is The Corporation Trust Company or such other Person as the Members may designate.

(b) The initial principal business office of the Company shall be at 590 Madison Avenue, 15th Floor, New York, New York 10022.

Section 2.4 Purpose and Powers of the Company.

(a) The purpose and business of the Company shall be (i) to make Investments, either directly or indirectly, as may be approved from time to time in accordance with the terms hereof and (ii) to engage in any other lawful acts or activities as the Members (acting through the Committee) deem reasonably necessary or advisable for which limited liability companies may be organized under the Act.

(b) Subject to any limitations in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 2.4(a).

(c) The Company may enter into and perform Subscription Agreements between the Company and each Member in substantially the form attached hereto as Annex A, without any further act, vote or approval of any Member or the Committee notwithstanding any other provision of this Agreement (other than Section 3.1(a) hereof), the Act or any other applicable law, rule or regulation; provided that (i) the Capital Commitment of PNNT under any such Subscription Agreement shall equal seventy-two percent

(72.00%) of the total Capital Commitments made under all such Subscription Agreements, such that the Proportionate Share of PNNT shall equal seventy-two percent (72.00%); and (ii) the Capital Commitment of Pantheon under any such Subscription Agreements shall collectively equal twenty-eight percent (28.00%) of the total Capital Commitments made under all such Subscription Agreements, such that the Proportionate Share of Pantheon shall equal twenty-eight percent (28.00%) in the aggregate.

Section 2.5 Fiscal Year. The fiscal year of the Company shall be the period ending on September 30 of each year.

Section 2.6 Liability of Members. Subject to the provisions of the Act and other applicable law, no Member shall be liable for the repayment, satisfaction or discharge of any Company liabilities. No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any other Member.

Section 2.7 Member List. The Administrative Agent shall maintain a list (the “Member List”) setting forth, with respect to each Member, such Member’s name, address, Capital Commitment, Capital Contributions and such other information as the Administrative Agent may deem necessary or desirable or as required by the Act. The Administrative Agent shall from time to time update the Member List as necessary in its discretion to reflect accurately the information therein. Any reference in this Agreement to the Member List shall be deemed to be a reference to the Member List as in effect from time to time. No action of the Members shall be required to supplement or amend the Member List. Revisions to the Member List as a result of changes to the information set forth therein made in accordance with the terms of this Agreement or to evidence the making of Capital Commitments or Capital Contributions shall not constitute an amendment of this Agreement.

ARTICLE 3

COMPANY CAPITAL AND INTERESTS

Section 3.1 Capital Commitments.

(a) Each Member’s Capital Commitment shall be set forth on the Member List and in such Member’s Subscription Agreement and shall be payable in cash in U.S. dollars, or, with Prior Committee Approval, other property. Following the approval of any Investment by Prior Committee Approval of a Capital Contribution, the Administrative Agent shall issue a notice to each Member setting forth the terms of the associated Capital Contribution, including the payment date (provided that notice shall be provided no less than three (3) business days prior to the payment date). Capital Contributions shall be made by all Members pro rata based on their respective Capital Commitments. As of the date hereof, the Capital Commitments and Proportionate Share of the Members shall be as set forth on Schedule A hereto.

(b) Capital Contributions which are not used within forty-five (45) business days shall be returned to the Members in the same proportion in which made, in which case such amount shall be added back to the unfunded Capital Commitments of the Members and may be recalled by the Company as set forth in this Article 3.

Section 3.2 [RESERVED].

Section 3.3 Defaulting Members.

(a) Upon the failure of any Member (a “Defaulting Member”) to pay in full any portion of such Member’s Capital Commitment within ten (10) business days after written notice from any other Member that such payment is overdue (the “Default Date”), any of the other Members, in its sole discretion, shall have the right to pursue one or more of the following remedies on behalf of the Company if such failure has not been cured in full within such ten (10) business day period:

(i) seek to collect such unpaid portion (and all attorneys’ fees and other costs incident thereto) by exercising or pursuing any legal remedy the Company may have; and

(ii) upon ten (10) business days’ written notice to the other Members (which period may commence during the ten-business day notice period provided above), and provided that the overdue payment has not been made, dissolve and wind down the Company in accordance with Article 8.

Except as set forth below, the non-defaulting Member’s election to pursue any one of such remedies shall not be deemed to preclude such Member from pursuing any other such remedy, or any other available remedy, simultaneously or subsequently.

(b) Notwithstanding any provision of this Agreement to the contrary,

(i) a Defaulting Member shall remain fully liable to the creditors of the Company to the extent provided by law as if such default had not occurred and shall remain subject to Section 2.6;

(ii) a Defaulting Member shall not be entitled to distributions made after the Default Date until the default is cured and any such distributions to which such Defaulting Member would otherwise have been entitled if such default had not occurred shall be debited against the Capital Account of the Defaulting Member so as to reduce the remaining amount of the default; and

(iii) the Company shall not make new Investments after the Default Date until the default is cured.

Section 3.4 Interest or Withdrawals. No Member shall be entitled to receive any interest on any Capital Contribution to the Company. Except as otherwise specifically provided herein, no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account balance.

Section 3.5 Admission of Additional Members.

(a) The Members (acting through the Committee) may, (i) admit additional Members upon terms approved by Prior Committee Approval, (ii) permit existing Members to subscribe for additional interests in the Company and increase their respective Capital Commitments and (iii) admit a substitute Member in accordance with Section 7.1.

(b) Each additional Member shall execute and deliver a written instrument satisfactory to the existing Members whereby such Member becomes a party to this Agreement, as well as a subscription agreement and any other documents reasonably required by the Members (acting through the Committee). Each such additional Member shall thereafter be entitled to all the rights and subject to all the obligations of Members as set forth herein. Upon the admission of or the increase in the interest of any Member as herein provided, the Administrative Agent shall update the Member List, to reflect such admission or increase.

ARTICLE 4

ALLOCATIONS

Section 4.1 Capital Accounts.

(a) A Capital Account shall be maintained for each Member consisting of such Member’s Capital Contributions, increased or decreased by Profit or Loss allocated to such Member, decreased by the cash or Value of property distributed to such Member (giving net effect to any liabilities the property is subject to, or which the Member assumes), and otherwise maintained consistent with this Agreement. In the event that the Administrative Agent determines that it is prudent to modify the manner in which Capital Accounts, including all debits and credits thereto, are computed in order to be maintained consistent with this Agreement, the Administrative Agent is authorized to make such modifications to the extent that they do not result in a material adverse effect to any Member. For U.S. federal income tax purposes, Capital Accounts shall be maintained in a manner consistent with the Code and applicable Treasury Regulations.

(b) Profit or Loss shall be allocated among Members as of the end of each fiscal year of the Company; provided that Profit or Loss shall also be allocated at the end of (i) each period terminating on the date of any withdrawal by any Member, (ii) each period terminating immediately before the date of any admission or increase in Capital Commitment of any Member, (iii) the liquidation of the Company, or (iv) any period which is determined by the Members (acting through the Committee) to be appropriate. Organization Costs shall be amortized over four (4) years or such other period deemed appropriate by the Members (acting through the Committee).

Section 4.2 Allocations. Profit or Loss shall be allocated among the Members pro rata in accordance with the Members’ respective Proportionate Share.

Section 4.3 Changes of Interests. For purposes of allocating Profit or Loss for any fiscal year or other fiscal period between any permitted transferor and transferee of a Company interest, or between any Members whose relative Company interests have changed during such period, or to any withdrawing Member that is no longer a Member in the Company, the Company shall allocate according to any method allowed by the Code and selected by the Members (acting through the Committee). Distributions with respect to an interest in the Company shall be payable to the owner of such interest on the date of distribution. For purposes of determining the Profit or Loss allocable to or the distributions payable to a permitted transferee of an interest in the Company or to a Member whose interest has otherwise increased or decreased, Profit or Loss allocations and distributions made to predecessor owners with respect to such transferred interest or increase of interest shall be deemed allocated and made to the permitted transferee or other holder.

Section 4.4 Tax Matters.

(a) The Company shall be properly classified as a partnership for U.S. federal income tax purposes, and neither the Company nor any Member shall elect to treat the Company as a corporation for U.S. federal income tax purposes. Each Subsidiary, including PennantPark Investment Funding I, LLC, shall be properly classified as a disregarded entity or, with Prior Committee Approval, a partnership, for U.S. federal income tax purposes, and the Company shall not elect to treat any such Subsidiary as a corporation for U.S. federal income tax purposes.

(b) Each item of income, gain, loss, deduction or credit determined in accordance with the Code and the applicable Treasury Regulations shall be allocated in the same manner as such item is allocated pursuant to Section 4.2 or Section 4.3, as appropriate.

(c) The allocation methodology set forth in this Article 4 is intended to comply with certain requirements of the Treasury Regulations. In the event of any variation between the adjusted tax basis and value of any Company property reflected in the Members’ Capital Accounts maintained for U.S. federal income tax purposes, such variation shall be taken into account in allocating taxable income or loss for income tax purposes in accordance with, and to the extent consistent with, the principles under Section 704 of the Code and applicable Treasury Regulations; provided, however, that the Company shall utilize the “traditional method” provided in Treasury Regulation Section 1.704-3(b) with respect to the property contributed or deemed contributed to the Company by any Member on or about the date hereof. A decision to use a method to allocate such variation pursuant to Treasury Regulation Section 1.704-3, other than as described above, shall be considered a tax election requiring Prior Committee Approval.

(d) Notwithstanding anything to the contrary herein, if the Code or Treasury Regulations require an adjustment to be made to a Capital Account of a Member, or some other event or events occurs or occur necessitating or justifying, in the Members’ judgment, an adjustment deemed equitable to the Members, the Members (acting through the Committee) shall make such adjustment in the determination and allocation among the Members of Capital Accounts, or items of income, deduction, gain, or loss for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such event and applicable provisions of law, and the determination thereof in the sole discretion of the Members (acting through the Committee) shall be final and conclusive as to all of the Members.

ARTICLE 5

DISTRIBUTIONS

Section 5.1 General.

(a) To the extent of available cash and cash equivalents, the Company shall make distributions in such amounts and at such times as determined by Prior Committee Approval, to the Members in accordance with Section 5.1(b) below; provided that the amount of any such distribution may be reduced as provided by Section 5.2 and Section 5.3.

(b) Any distribution under this Section 5.1 shall be shared among the Members as follows:

(i) First, to pay any interest accrued on the Subordinated Notes in proportion to the outstanding amount on each such Subordinated Note; and

(ii) Second, to the Members pro rata in proportion to their respective Proportionate Share; provided, however, that if any Member is in default in its obligation to make Capital Contributions or to reimburse the Company for any amounts as and when such Capital Contributions are required to be made or amounts are required to be reimbursed, as applicable, distributions pursuant to this Section 5.1(b)(ii) shall be withheld and applied against such Capital Contributions or reimbursement obligations and treated for all purposes hereof as having been distributed to such Member and contributed to the Company as a Capital Contribution or paid to the Company as a reimbursement, as applicable.

Section 5.2 Withholding. The Company may withhold from any distribution to any Member any amount which the Company has paid or is obligated to pay in respect of any withholding or other foreign, U.S. federal, state or local tax, including any interest, penalties or additions with respect thereto (a “Withholding Payment”), imposed on any interest or income of or distributions to such Member, and such withheld amount shall be considered a distribution to such Member for purposes hereof. If no payment is then being made to such Member in an amount sufficient to pay the Company’s withholding obligation, any amount which the Company is obligated to pay shall be deemed an interest-free advance from the

Company to such Member, payable by such Member by withholding from subsequent distributions or within seven (7) business days after receiving written request for payment from the Company. If the proceeds to the Company from an Investment are reduced on account of taxes withheld by any other Person (such as an entity in which the Company owns an interest, directly or indirectly), and such taxes are imposed on or otherwise are attributable to one or more Members, the amount of the reduction shall be treated as if it were paid by the Company as a Withholding Payment with respect to the relevant Member. Each Member hereby agrees to indemnify the Company for, and hold the Company harmless from, any Withholding Payment that is attributable to such Member (as reasonably determined by the Members (acting through the Committee)), including any interest, penalties and additions to tax with respect thereto. The obligations set forth in this Section 5.2 shall survive a Member’s ceasing to be a Member of the Company, the termination, dissolution, liquidation or winding up of the Company and the termination of this Agreement. The Company shall use commercially reasonable efforts to obtain on behalf of each Member any available exemption from, reduction in, or refund of withholding or other taxes imposed on such Member (or any beneficial owner of such Member) in connection with income or distributions from the Company or otherwise provide a Member, at such Member’s expense, with reasonable assistance and such reasonably available information as may be required by such Member (or any beneficial owner of such Member) to itself obtain any such available exemption, reduction or refund.

Section 5.3 Certain Limitations. Notwithstanding the foregoing provisions:

(a) In no event shall the Company make a distribution to the extent that it would (i) render the Company insolvent or (ii) violate Section 18-607(a) of the Act or other applicable law.

(b) Any distributions shall require Prior Committee Approval and shall be made in cash or, in the sole discretion of the Members (with Prior Committee Approval), in-kind in such Company assets as may be selected by the Members (with Prior Committee Approval) in its sole discretion; provided that the Members (with Prior Committee Approval) may elect to have any payments made in respect of the principal of any indebtedness of the Company to be made in-kind by redeeming the applicable Member’s interest in the Company (or any portion thereof) at its net asset value as determined in accordance with Company’s valuation guidelines; it being agreed that in no event shall any such redemption be permitted if it would cause PNNT’s Proportionate Share or ownership of the Company to exceed eighty-seven-and-one-half-of-one percent (87.5%). The value of any asset distributed in-kind shall equal the fair market value of such asset on the date of distribution as determined by Prior Committee Approval, and, provided, further, that, for the avoidance of doubt, the Company shall not be required to distribute the same Company assets to each Member in any-kind distribution. Securities listed on a national securities exchange that are not restricted as to transferability and unlisted securities for which an active trading market exists and that are not restricted as to transferability shall be valued in the manner contemplated by Section 9.5 as of the close of business on the day preceding the distribution, and all other securities and non-cash assets shall be valued as determined in the last valuation made pursuant to Section 9.5.

ARTICLE 6

MANAGEMENT OF COMPANY

Section 6.1 Management Generally.

(a) The management of the Company and its business and affairs shall be vested in the Members who shall, for administrative convenience, act through the Committee as described in Section 6.2.

(b) Concurrently with the execution of this Agreement, the Company entered into the Administration Agreement with the Administrative Agent, pursuant to which the Administrative Agent agreed to provide certain services to the Company, including those services set forth on Annex B. Any amendments to the Administration Agreement shall require Prior Committee Approval.

Section 6.2 Member Designees’ Committee.

(a) For administrative convenience, the Members desire to act through their representatives serving on the Committee. The Members may determine at any time by mutual agreement the number of Member Designees to constitute the Committee and the authorized number of Member Designees may be increased or decreased by the Members at any time by mutual agreement, upon notice to all Member Designees; provided that at all times each of PNNT and Pantheon has an equal number of Member Designees on the Committee. The initial number of Member Designees shall be four (4), and each of PNNT and Pantheon shall elect, designate or appoint two (2) Member Designees. Each Member Designee elected, designated or appointed by PNNT or Pantheon, as applicable, shall hold office until a successor is elected and qualified by PNNT or Pantheon, as applicable, or until such Member Designee’s earlier death, resignation, expulsion or removal.

(b) Matters to be decided by the Members (acting through the Committee) on behalf of the Company or any Subsidiary requiring Prior Committee Approval are set forth in further detail in Schedule B hereto, which is incorporated by reference herein.

(c) Subject to matters requiring Prior Committee Approval, the Members (acting through the Committee) shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.

Section 6.3 Meetings of the Member Designees’ Committee. The Committee may hold meetings, both regular and special, within or outside the State of Delaware. Meetings of the Committee may be called by any Member Designee on not less than twenty-four (24) hours’ notice to each Member Designee by telephone, facsimile, mail, email or any other similar means of communication, with such notice stating the place, date, time and other necessary details of the meeting (and the means by which each Member Designee may participate by telephone or video conference) and the purpose or purposes for which such meeting is called. Attendance of a Member Designee at any meeting shall constitute a waiver of notice of such meeting, except where a Member Designee attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 6.4 Committee Quorum; Acts of the Members (Acting Through the Committee).

(a) At all meetings of the Committee: (i) the presence of two (2) Member Designees shall constitute a quorum for the transaction of business, provided that at least one (1) Member Designee is present that was elected, designated or appointed by each of PNNT and Pantheon; (ii) the presence of three (3) Member Designees shall constitute a quorum for the transaction of business, provided that the Member Designee that was elected, designated or appointed by the PNNT or Pantheon, as the case may be, with only one (1) Member Designee present shall be entitled to cast two votes on each matter and (iii) the presence of four (4) Member Designees shall constitute a quorum, provided that two (2) Member Designees are present that were elected, designated or appointed by each of PNNT and Pantheon. If a quorum shall not be present at any meeting of the Committee, the Member Designees present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b) Every act or decision done or made by the Members (acting through the Committee) shall require the unanimous approval of all Member Designees present at a meeting duly held at which a quorum is present. The Company shall not have the authority without the Members (acting through the Committee)

to approve or undertake any item set forth in Section 1 of Schedule B hereto (as such schedule may be amended from time to time by the Members (acting through the Committee)). Any action required or permitted to be taken at any meeting of the Committee may be taken without a meeting, without notice and without a vote if: (i) two (2) Member Designees entitled to vote with respect to the subject matter thereof consent thereto in writing (including by e-mail), and the writing or writings are filed with the minutes of proceedings of the Committee, provided that one (1) Member Designee elected, designated or appointed by each of PNNT and Pantheon, provides such consent; or (ii) all Member Designees entitled to vote with respect to the subject matter thereof consent thereto in writing (including by e-mail), and the writing or writings are filed with the minutes of proceedings of the Committee.

Section 6.5 Investment Restrictions. Except with Prior Committee Approval, the Company and its Subsidiaries shall not incur indebtedness for borrowed money (including entering into guarantees relating to the incurrence of borrowed money by any Person) to the extent such incurrence would cause the Leverage Ratio to exceed one hundred and fifty percent (150%).

Section 6.6 [RESERVED].

Section 6.7 [RESERVED].

Section 6.8 Electronic Communications. Member Designees may participate in meetings of the Committee by means of telephone or video conference, and such participation in a meeting shall constitute presence in person at the meeting to the extent permissible by applicable law.

Section 6.9 Compensation; Expenses. The Member Designees will not receive any compensation from the Company or its Subsidiaries for their service as Member Designee. However, the Member Designees shall be reimbursed for their reasonable out-of-pocket expenses, if any, of attendance at meetings of the Committee.

Section 6.10 Removal and Resignation; Vacancies. Unless otherwise restricted by law, any Member Designee may be removed or expelled, with or without cause, at any time solely by the Member(s) that elected, designated or appointed such individual. Any Member Designee may resign at any time by giving written notice to the Member(s) who elected, designated or appointed such individual with a copy to the Company. Such resignation shall take effect at the time specified therein and, unless tendered to take effect upon acceptance thereof, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy caused by removal or expulsion of a Member Designee or the resignation of a Member Designee in accordance with this Section 6.10 shall be filled solely by the action of the Member who previously elected, designated or appointed such individual in order to fulfill the Committee composition requirements of Section 6.2(a).

Section 6.11 [RESERVED].

Section 6.12 Duties of Committee. To the extent that, at law or in equity, a Member Designee of the Company has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, such individual acting in good faith pursuant to the terms of this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement and no Member Designee shall otherwise owe any duty (including any fiduciary duty) to the Company or to any Member or any of their respective Affiliates, officers, directors, members, partners, shareholders, employees or agents of any of the foregoing, or any of their respective heirs, successors or assigns (other than the duty of good faith and fair dealing). The provisions of this Agreement, to the extent that they restrict the duties and liabilities of such individual otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such individual.

Section 6.13 Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument or act on behalf of the Company by an officer or any other Person delegated by Prior Committee Approval shall be conclusive evidence in favor of any third party dealing with the Company that such Person has the authority, power and right to execute and deliver such contract or instrument and to take such act on behalf of the Company. This Section 6.13 shall not be deemed to limit the liabilities and obligations of such Person to seek Prior Committee Approval.

Section 6.14 Members’ Outside Transactions; Investment Opportunities.

(a) No Member or Member Designee shall be required to devote any fixed portion of its time to the activities and affairs of the Company and its Subsidiaries; provided, that each of PNNT and Pantheon shall devote such time and effort as is reasonably necessary to diligently conduct the activities and affairs of the Company and its Subsidiaries.

(b) The Administrative Agent and its Affiliates manage, advise or administer other investment funds and other accounts and may manage, advise or administer additional funds and other accounts in the future, some of which may have similar mandates as the Company. The Administrative Agent and its Affiliates are subject to the provisions of the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules, regulations and interpretations thereof, with respect to the allocation of investment opportunities among such other investment funds and other accounts and the Company. Except for any obligations under the Advisers Act, neither the Administrative Agent nor its Affiliates shall be obligated to offer any investment opportunity, or portion thereof, to the Company.

(c) Subject to the foregoing provisions of this Section 6.14 and other provisions of this Agreement, each of the Members, the Administrative Agent and each of their respective Affiliates and members may engage in, invest in, participate in or otherwise enter into other business ventures of any kind, nature and description, individually and with others, including the formation and management of other investment funds, with or without the same or similar purposes as the Company, and the ownership of and investment in securities, and neither the Company nor any other Member shall have any right in or to any such activities or the income or profits derived therefrom.

(d) No Member, in its capacity as Member of the Company, shall owe any duty (including any fiduciary duty) to the Company, to any other Member or any of their respective Affiliates, officers, directors, members, partners, shareholders, employees or agents of any of the foregoing, or any of their respective heirs, successors or assigns (other than the duty of good faith and fair dealing).

Section 6.15 Indemnification.

(a) Subject to the limitations and conditions as provided in this Section 6.15, each Person who was or is made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member, a Member Designee, Partnership Representative or a representative, officer, director or employee thereof, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all liabilities and expenses (including judgments, penalties (including excise and similar taxes and punitive damages), losses, fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees)) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each a “Loss”), unless such Loss shall have been primarily the result of bad faith, gross negligence, fraud or intentional misconduct by the Person seeking indemnification hereunder (or, in the case of the Administrative Agent, a breach of its duties under the Administration Agreement), in which case such indemnification shall not cover such Loss to the extent resulting from such bad faith, gross negligence, fraud, intentional misconduct. A Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder shall continue to be entitled to indemnity hereunder. The rights granted pursuant to this Section 6.15 shall be contract rights to the indemnified Persons hereunder, and no amendment, modification or repeal of this Section 6.15 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any such amendment, modification or repeal. To the fullest extent permitted by law, no Person entitled to indemnification under this Section 6.15 shall be liable to the Company or any Member for any act or omission performed or omitted by or on behalf of the Company; provided that such act or omission has not been fully adjudicated to constitute bad faith, gross negligence, fraud or intentional misconduct (or, in the case of the Administrative Agent, a breach of its duties under the Administration Agreement). In addition, any Person entitled to indemnification under this Section 6.15 may consult with legal counsel selected with reasonable care and shall incur no liability to the Company or any Member to the extent that such Person acted or refrained from acting in good faith in reliance upon the opinion or advice of such counsel.

(b) The right to indemnification conferred in Section 6.15(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by a Person entitled to be indemnified under Section 6.15(a) who was, is or is threatened to be made, a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written undertaking by such Person to repay all amounts so advanced if it shall be finally adjudicated that such indemnified Person is not entitled to be indemnified under this Section 6.15 or otherwise.

(c) The Company, with Prior Committee Approval, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member under Sections 6.15(a) and (b).

(d) The right to indemnification and the advancement and payment of expenses conferred in this Section 6.15 shall not be exclusive of any other right that a Member or other Person indemnified pursuant to this Section 6.15 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

(e) The indemnification rights provided by this Section 6.15 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each Person indemnified pursuant to this Section 6.15.

(f) The Administrative Agent shall promptly provide Pantheon with written notice of any indemnification or advancements of fees and expenses to PNNT or any of its Affiliates or representatives pursuant to Section 6.15(a) or 6.15(b), as applicable.

Section 6.16 Partnership Representative.

(a) PNNT will serve as the “partnership representative” of the Company as provided in Section 6223(a) of the Code (or any successor or similar provision of U.S. federal, state or local law) and a “designated individual” that is subject to the control of PNNT will be appointed by the Company through whom the partnership representative will act (individually and collectively referred to as the “Partnership Representative”). In such capacity, subject to the last sentence of this paragraph, the Partnership Representative shall have sole discretion to make or refrain from making any election or otherwise act on behalf of the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. The Partnership Representative shall have the right to retain professional assistance in respect of any audit of the Company and all reasonable, documented out-of-pocket expenses and fees incurred by the Partnership Representative on behalf of the Company as Partnership Representative shall be reimbursed by the Company. Each Member agrees to cooperate with the Partnership Representative and provide such information as may be reasonably requested by the Partnership Representative in relation to carrying out its responsibilities under Section 6223 of the Code (and the regulations promulgated thereunder). The Company agrees to indemnify the Partnership Representative and its agents and save and hold them harmless, from and in respect to all Losses incurred by the Partnership Representative in connection with or resulting from any claim, action, or demand against the Partnership Representative or the Company that arise out of or in any way relate to the Partnership Representative’s status as “partnership representative” of the Company. For the avoidance of doubt, the Partnership Representative shall not take any action requiring Prior Committee Approval prior to such Prior Committee Approval being obtained.

(b) If the Company is subject to any tax liability imposed under Subchapter C of Chapter 63 of the Code, as well as any related interest, penalties, or other charges or expenses (collectively, a “Tax Liability”), the Members (acting through the Committee) (or the Partnership Representative, in consultation with the Members (acting through the Committee)) shall allocate among the Members any Tax Liability in a manner it determines to be fair and equitable and the Capital Accounts hereunder by deducting amounts from Capital Accounts or reducing amounts otherwise distributable to Members, taking into account any modifications attributable to a Member pursuant to Section 6225(c) of the Code and any similar state and local authority. To the extent that a portion of a Tax Liability for a prior tax year relates to a former Member, the Members (acting through the Committee) (or the Partnership Representative, in consultation with the Members (acting through the Committee)) may require a former Member to indemnify the Company for its allocable portion of such tax. Each Member acknowledges that, notwithstanding the Transfer or withdrawal of all or any portion of its interest in the Company, pursuant to this Section 6.16, it may remain liable for Tax Liabilities with respect to its allocable share of income and gain of the Company for the Company’s tax years (or portions thereof) prior to such Transfer or withdrawal, as applicable, under Subchapter C of Chapter 63 of the Code or any similar state or local provisions. Any Tax Liability that is payable by the Company shall, to the extent attributable to a Member’s (or a former Member’s) interest in the Company, be treated as distributed or otherwise paid to such Member in the same manner as a withholding tax. The Members acknowledge and agree that the Members (acting through the Committee) or the Partnership Representative shall be permitted to take any actions to avoid Tax Liability being imposed on the Company or any of its Subsidiaries or Portfolio Companies under Subchapter C of Chapter 63 of the Code. To the fullest extent permitted by law, each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any Tax Liability incurred by the Company or such other Members with respect to income attributable to or distributions or other payments to such Member, except in the event such liability arises due to the Company’s bad faith, gross negligence, fraud or intentional misconduct (or, in the case of the Administrative Agent, a breach of its duties under the Administration Agreement). Each Member agrees that, notwithstanding the Transfer of all or any portion of its interest in the Company, if requested by the Committee, it shall provide an IRS Form W-9, the appropriate IRS Form W-8 or any other certificate or documentation, which, the Committee reasonably determines, is necessary.

(c) Company Audits.

(i) The Partnership Representative shall (or with respect to any Applicable Entity other than the Company, PNNT shall cause the applicable general partner or other Affiliate thereof serving in a like capacity to) use commercially reasonable efforts to secure any reduction in any imputed underpayment within the meaning of Section 6225 of the Code, and for which any Applicable Entity has not made the election provided in Section 6226 of the Code, that is available by reason of a Member’s status (including by means of any procedures provided pursuant to Section 6225(c)(3) of the Code) and the Company shall apportion the benefit of any such reduction to such Member (or, with respect to any Applicable Entity other than the Company, the entity through which such Member directly or indirectly invests in such entity) pursuant to this Agreement (or, with respect to any Applicable Entity other than the Company, the applicable organizational documents of such Applicable Entity), provided that in no event shall the Partnership Representative be required to take any action under this paragraph to the extent the Partnership Representative determines such action could have an adverse impact on the Company, or any other Member (or, with respect to any Applicable Entity other than the Company, such Applicable Entity or its owners).

(ii) If the Company (or, with respect to any Applicable Entity other than the Company, the applicable general partner or other Affiliate thereof serving in a like capacity) determines, consistent with applicable legal or regulatory requirements or its fiduciary duties to allocate the economic burden (including, but not limited to, the responsibility for funding or payment) of any liability for taxes, penalties, additions to tax or interest imposed on any Applicable Entity under Sections 6225 and 6232 of the Code, in whole or in part, to a Member (directly or indirectly), then the Company, as promptly as reasonably possible and, to the extent reasonably practicable, prior to payment of any tax, penalty, addition to tax, or interest, shall use commercially reasonable efforts to provide such Member with a written notice that sets forth the amount of the liability for taxes, penalties, additions to tax, and interest imposed on such Member, and if such notice cannot be provided prior to payment, to provide such notice as promptly as reasonably possible after such payment is made. Each of the Company and the Partnership Representative shall use its commercially reasonable efforts to provide such additional documentation and reasonable assistance to such Member as reasonably requested by such Member, at the Member’s expense, to permit such Member to oppose the imposition of such taxes, penalties, additions to tax, or interest by the IRS or to otherwise use any other reasonably available means to reduce such amount.

(iii) The Partnership Representative shall inform each Member as to the initiation of an audit of the Company’s tax affairs by the IRS. If an audit of any of the Company’s tax returns shall occur, neither the Company nor the Partnership Representative shall settle or otherwise compromise assertions of the auditing agent which may be materially adverse to the Members or their respective investors without first advising such Members in writing of the proposed action.

(iv) This Section 6.16(c) shall apply, to the extent applicable, to any substantively similar and material U.S. state and local tax audit regimes.

(d) Each Member’s obligation to comply with the requirements of this Section 6.16 shall survive such Member’s ceasing to be a Member of the Company, the termination, dissolution, liquidation or winding up of the Company, or the termination of this Agreement.

ARTICLE 7

TRANSFERS OF COMPANY INTERESTS; WITHDRAWALS

Section 7.1 Transfers by Members.

(a) Subject to the requirements of this Article 7, any portion of a Member’s interest in the Company may be Transferred with Prior Committee Approval. Notwithstanding the foregoing, without

Prior Committee Approval but with prior written notice to the Company at least three (3) business days prior to the contemplated Transfer, (i) any Member may Transfer any portion of its interest to an Affiliate of such Member, (ii) a Pantheon Member may, with PNNT’s prior written consent, Transfer all or any portion of its membership interest in the Company and all or any portion of such Pantheon Member’s Subordinated Notes to any Person on and following January 31, 2025 (Transfers pursuant to clauses (i) and, subject to PNNT’s prior written consent, (ii), each, a “Permitted Transfer”) and (iii) any Member may make a transfer in accordance with Section 7.1(g) or Section 8.4(e), in each case if such Transfer is otherwise in accordance with the requirements of this Article 7; provided, that in each case, the transferor remains liable for its Capital Commitment. Notwithstanding the foregoing, if a Permitted Transfer is made without Prior Committee Approval pursuant to Section 7.1(a)(i) and the transferee in such Permitted Transfer thereafter ceases to be an Affiliate of the transferor, then the Permitted Transfer shall automatically be reversed. In connection with any Transfer by a Pantheon Member, the Company shall deliver to the transferee a certification pursuant to Proposed Treasury Regulation Section 1.1446(f)-2(b)(4)(i) (or any corresponding final Treasury Regulation that may be promulgated) and a certification pursuant to Treasury Regulation Section 1.1445-11T(d)(2)(i), in each case unless the Company shall have received advice from legal counsel of nationally recognized standing in the United States that, based upon a “more likely than not” level of comfort, the Company is not able to provide either of such certifications.

(b) No Transfer by a Member shall be binding upon the Company until the Company receives an executed copy of such documentation as reasonably requested by the other Members to demonstrate that such Transfer is in accordance with this Article 7.

(c) Any Person which acquires an interest in the Company by Transfer in accordance with the provisions of this Agreement shall be admitted as a substitute Member, provided that the requirements of this Agreement are satisfied. The admission of a transferee as a substitute Member shall be conditioned upon the transferee’s written assumption, in form and substance reasonably satisfactory to the other Members, of all obligations of the transferor in respect of the Transferred interest and execution of an instrument reasonably satisfactory to the other Members whereby such transferee becomes a party to this Agreement. Any transferee of the interest of a Member, irrespective of whether such transferee has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of such Transfer to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its transferor.

(d) The Capital Contribution of a Member that is an assignee of all or a portion of an membership interest in the Company shall include the Capital Contribution of the assignor (or a pro rata portion thereof in the case of an assignment of less than the Entire Interest of the assignor).

(e) In the event any Member shall be adjudicated as bankrupt, or in the event of the winding up or liquidation of a Member, the legal representative of such Member shall, upon written notice to the other Members of the happening, become a transferee of such Member’s interest, subject to all of the terms of this Agreement as then in effect.

(f) As additional conditions to the validity of any Transfer of a Member’s interest, such assignment shall not:

(i) violate the registration provisions of the Securities Act or the securities laws of any applicable jurisdiction;

(ii) cause the Company to cease to be entitled to the exemption from the definition of an “investment company” pursuant to either Section 3(c)(1) or Section 3(c)(7) of the U.S. Investment Company Act of 1940, as amended (the “1940 Act”);

(iii) result in the Company having more than ninety (90) members;

(iv) cause the Company to be treated as a “publicly traded partnership” subject to tax as a corporation within the meaning of Section 7704 of the Code;

(v) unless each of the other Members waives in writing the application of this clause (v) with respect to such assignment (which any of the other Members may refuse to do in its absolute discretion), be to a Person which is an employment benefit plan within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time; or

(vi) cause the Company or any other Member to be in violation of, or effect an assignment to a Person that is in violation of, applicable law.

The non-Transferring Member may require reasonable evidence as to the foregoing, including an opinion of counsel reasonably acceptable to the non-Transferring Member, provided, that no opinion of counsel shall be required for a Permitted Transfer. Any purported Transfer as to which the conditions set forth in clauses (i) through (vi) of this Section 7.1(f) are not satisfied shall be void ab initio. A Transferring Member shall be responsible for all costs and expenses incurred by the Company, including reasonable legal fees and expenses, in connection with any assignment or proposed assignment.

(g) Except for Permitted Transfers (excluding Permitted Transfers pursuant to Section 7.1(a)(ii), to which this Section 7.1(g) shall apply), each Member hereby unconditionally and irrevocably grants to each other Member or its designee a right of first offer to purchase or designate a third party to purchase all, but not less than all, of any interest in the Company that such other Member may propose to Transfer to another Person (other than an Affiliate pursuant to a Permitted Transfer pursuant to Section 7.1(a)) at the valuation most recently approved in accordance with Section 9.5.

(i) The Member proposing to make a Transfer that would be subject to this Section 7.1(g) must deliver written notice of its intention to Transfer such interest (the “Notice of Intent”) to the other Members not later than twenty (20) business days prior to the proposed closing date of such Transfer. Such Notice of Intent shall contain the material terms and conditions of the proposed Transfer and shall identify the proposed transferee of such interest, if known.

(ii) The Member receiving the Notice of Intent shall have the right, for a period of fifteen (15) business days from the date of receipt of the Notice of Intent (the “Acceptance Period”), to accept the interest or to designate a third-party purchaser to accept such interest at the valuation most recently approved in accordance with Section 9.5 and on the terms stated in the Notice of Intent. Such acceptance shall be made by delivering a written notice to the selling Member and the Company within the Acceptance Period stating that it elects to exercise its right of first offer and, if applicable, providing the identity of any Person that the non-transferring Member designates as the purchaser.

(iii) Following expiration of the Acceptance Period, the selling Member shall be free to sell its interest in the Company to a third party in a Transfer that otherwise meets the requirements of this Section 7.1 on terms and conditions it deems acceptable (but at a price not less than the price and on terms not more favorable to the purchaser thereof than the price and terms stated in the Notice of Intent); provided that such sale takes place within twenty (20) business days after the expiration of the Acceptance Period (the “Sale Period”). To the extent the selling Member Transfers its interest in the Company during the Sale Period, the selling Member shall promptly notify the Company, and the Company shall promptly notify the other Members, as to the terms of such Transfer and the name of the owner(s) to whom the interest was Transferred. If no such sale occurs during the Sale Period, any attempted Transfer of such interest shall again be subject to the right of first offer set forth in this Section 7.1(g) and such procedures shall be repeated de novo.

(h) Notwithstanding any provision contained in this Agreement to the contrary, a Transfer by a Member shall be effective only if the Transferring Member simultaneously transfers or assigns the same proportion of its interest in the Company and its Subordinated Notes to the same Person.

Section 7.2 Withdrawal by Members. Except as otherwise specifically permitted in this Agreement, a Member may not resign or withdraw from the Company without Prior Committee Approval. The remaining Members may, in their sole discretion, cause the Company to distribute to the resigning or withdrawing Member the balance in its Capital Account on the date of such resignation or withdrawal. Upon the distribution to the resigning or withdrawing Member of the balance in such Member’s Capital Account, the resigning or withdrawing Member shall have no further rights with respect to the Company. Any Member resigning or withdrawing in contravention of this Section 7.2 shall indemnify, defend and hold harmless the Company and all other Members from and against any Losses suffered or incurred by the Company or any such other Member arising out of or resulting from such resignation or withdrawal.

ARTICLE 8

TERM, DISSOLUTION AND LIQUIDATION OF COMPANY

Section 8.1 Term. Except as provided in Section 8.4, the Company shall continue without dissolution until the fifth (5th) anniversary of the date hereof (the “Term”).

Section 8.2 [RESERVED]

Section 8.3 Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) [RESERVED]

(b) [RESERVED]

(c) the expiration of the term of the Company determined pursuant to Section 8.1;

(d) distribution of all assets of the Company;

(e) (i) the full resignation and withdrawal of a Member of the Company pursuant to Section 7.2, or (ii) a bankruptcy, insolvency, dissolution or liquidation of a Member, or (iii) the making of an assignment for the benefit of creditors by a Member, or (iv) a default under Section 3.3 by a Member which remains uncured or unwaived after the expiration of the cure period set forth in Section 3.3, in each case of clauses (ii) through (iv) above unless resolved otherwise by the other Members;

(f) a determination by any regulatory agency to subject PNNT’s participation in the Company to an accounting or reporting treatment or other consequence which PNNT, in its sole discretion, determines to be materially adverse to it, a change in any accounting rule or guidance that would subject PNNT’s participation in the Company to an accounting treatment or other consequence which PNNT, in its sole discretion, determines to be materially adverse to it, or a change by any regulatory agency of any assent it may have granted which PNNT, in its sole discretion, determines to be materially adverse to it, in each case at the election of PNNT by providing written notice of such election to the other Member;

(g) the entry of a decree of judicial dissolution pursuant to the Act, in which event the provisions of Section 8.4, as modified by said decree, shall govern the winding up of the Company’s affairs; or

(h) a written notice delivered on or at any time following May 2, 2021 by a Member to the other Members to dissolve the Company, which notice shall become effective as stated therein but no less than ninety (90) days after delivery (unless the other Members waive such notification requirement) and in no event prior to the first anniversary of the date hereof.

Section 8.4 Wind-down.

(a) Upon the dissolution of the Company, the Company shall be liquidated in accordance with this Article 8 and the Act. The liquidation shall be conducted and supervised by the Members (acting through the Committee) in the same manner provided by Article 6 with respect to the operation of the Company during its term; provided, that in the case of a dissolution and winding up of the Company pursuant to Sections 8.3(e) or 8.3(f), the Member that elects such dissolution and winding up (or in the case of a full withdrawal of a Member under Section 8.3(e), the non-withdrawing Member) may elect further, by written notice to the other Members, to exercise as liquidating agent all of the rights, powers and authority with respect to the assets and liabilities of the Company in connection with the liquidation of the Company, to the same extent as the Members (acting through the Committee) would have during the term of the Company. In the case of a dissolution and winding up of the Company, subject to and without limiting any provision of this Agreement, the Members shall use commercially reasonable efforts to complete, and to cause the Company and the Administrative Agent to complete, the liquidation as set forth in this Section 8.4 within twelve (12) months from the date on which an event set forth in Section 8.4 becomes effective (which, if such liquidation has not been completed by such time, may be extended by Prior Committee Approval for up to an additional twelve (12) months).

(b) From and after the date on which an event set forth in Section 8.3 becomes effective, the Company shall cease to make Investments after that date, except for (i) Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, term sheet or letter of intent, or definitive legal documents under which less than all advances have been made) on or before such effective date and (ii) at the election of the Members (acting through the Committee). Capital calls against the Capital Commitment of the Members shall cease from and after such effective date; provided that capital calls against the Capital Commitment of the Members may continue to fund the allocable share of Investments in which the Company continues to participate (as set forth in the immediately preceding sentence), Expenses and all other obligations of the Company. Subject to the foregoing, the Members shall continue to bear an allocable share of Expenses and other obligations of the Company until all Investments in which the Company participates are repaid or otherwise disposed of in the normal course of the Company’s activities.

(c) Distributions to the Members during the winding down of the Company shall be made no less frequently than quarterly to the extent consisting of a Member’s allocable share of cash and cash equivalents, after taking into account reasonable reserves deemed appropriate by the Members (acting through the Committee) (or in the event of a dissolution and winding up of the Company pursuant to Sections 8.3(e) or 8.3(f), by a Member that has elected to act as liquidating agent pursuant to Section 8.4(a)), to fund Investments in which the Company continues to participate (as set forth in the immediately preceding paragraph), Expenses and all other obligations (including contingent obligations) of the Company. Unless waived by the Members (with Prior Committee Approval), the Company also shall withhold five percent (5%) of distributions in any calendar year, which withheld amount shall be distributed within sixty (60) days after the completion of the annual audit covering such fiscal period ended with or within such calendar year. A Member shall remain a member of the Company until all Investments are repaid or otherwise disposed of, the Member’s allocable share of all Expenses and all other obligations (including contingent obligations) of the Company are paid, and all distributions are made hereunder, at which time the Member shall have no further rights under this Agreement.

(d) Upon dissolution of the Company, final allocations of all items of Profit and Loss shall be made in accordance with Section 4.2. Upon dissolution of the Company, the assets of the Company shall be applied in the following order of priority:

(i) To creditors (other than Members) in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Members (acting through the Committee), in their reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(ii) To creditors who are Members in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Members (acting through the Committee), in their reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(iii) To establish any reserves which the Members (acting through the Committee), in their reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company to Members; and

(iv) The balance, if any, to the Members in accordance with Section 5.1(b).

(e) Notwithstanding the foregoing, (i) at any time following January 31, 2025 through the end of the Term, PNNT, or (ii) (A) upon the occurrence of an event described in Sections 8.3(f), the Member that may elect a dissolution and winding up, or (B) in the case of an event described in Section 8.3(e), the Member not subject to such event (PNNT or such Member, as the case may be under the clause (i) or clause (ii) of this Section 8.4(e), the “Electing Member”) may elect alternatively by written notice to the other Member, for a period of twenty (20) business days following the occurrence of such event, to (I) in the case of the foregoing clause (i), offer to purchase the other Member’s or Members’ Entire Interest and all of such other Member’s or Members’ Subordinated Notes or designate a third party to effect such purchase, and (II) in the case of the foregoing clause (ii), purchase the other Member’s or Members’ Entire Interest and all of such other Member’s or Members’ Subordinated Notes or designate a third party to effect such purchase (such election, the “Offer to Purchase”). In the case of an Offer to Purchase pursuant to clause (I) in the immediately foregoing sentence, the purchase price of such offer to purchase shall be at least equal to the net asset value of the sum of such Entire Interest and all of such other Member’s or Members’ Subordinated Notes, calculated in accordance with the Company’s valuation guidelines and, if such other Member or Members accepts such offer to purchase (which it or they may do so in its or their sole discretion), shall be payable in cash within sixty (60) business days thereafter; and in the case of an Offer to Purchase pursuant to clause (II) in the immediately foregoing sentence, the purchase price for such Entire Interest and such Subordinated Notes shall be payable in cash within sixty (60) business days after the Offer to Purchase is delivered to the other Member, and shall be equal to the net asset value of the sum of such Entire Interest and all of such other Member’s or Members’ Subordinated Notes, calculated in accordance with the Company’s valuation guidelines. With respect only to clause (II) in the first sentence of this paragraph, each Member hereby agrees to sell its Entire Interest and all of such Member’s Subordinated Notes to the Electing Member or the third party designated by the Electing Member at such price if the Offer to Purchase is timely exercised by the Electing Member. If the Electing Member does not exercise the Offer to Purchase within the twenty (20)-business day period set forth in this Section 8.4(e) or if the

Electing Member or its third-party designee does not purchase the other Member’s or Members’ Entire Interest and all of such other Member’s or Members’ Subordinated Notes within sixty (60) business days after the Offer to Purchase is delivered to such other Member, then the Offer to Purchase (and such other Member’s acceptance of such offer) shall terminate and (x) in the case of an event described in Section 8.3(e), the other Member or Members shall withdraw its or their Entire Interest pursuant to Section 7.2, and the Company shall terminate as provided by this Article 8 or (y) in the case of the occurrence of an event described in Section 8.3(f), the Electing Member shall retain the option to elect the dissolution of the Company pursuant to Section 8.3(e) or 8.3(f), as applicable. After any purchase pursuant to an Offer to Purchase, the other Member or Members shall no longer be a member of the Company, and the Electing Member, or third party designee of the Electing Member that has consummated the purchase, may dissolve or continue the Company as it may determine.

(f) In the event that an audit or reconciliation relating to the fiscal year in which a Member receives a distribution under this Section 8.4 reveals that such Member received a distribution in excess of that to which such Member was entitled, each other Member may, in its discretion, seek repayment of such distribution to the extent that such distribution exceeded what was due to such Member.

(g) Each Member shall be furnished with a statement prepared by the Company’s accountant, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation, and each Member’s share thereof. Upon compliance with the distribution plan set forth in this Section 8.4, the Members shall cease to be such, and either Member may execute, acknowledge and cause to be filed a certificate of cancellation of the Company.

ARTICLE 9

ACCOUNTING, REPORTING AND VALUATION PROVISIONS

Section 9.1 Books and Accounts.

(a) Complete and accurate books and accounts shall be kept and maintained for the Company at its principal office. Such books and accounts shall be kept on the accrual basis method of accounting and shall include separate Capital Accounts for each Member. Each Member or its duly authorized representative, at its own expense, shall at all reasonable times and upon reasonable prior written notice to the Administrative Agent have access to, and may inspect, such books and accounts and any other records of the Company for any purpose reasonably related to its interest in the Company.

(b) All Company funds shall be deposited in the name of the Company in such bank account or accounts or with such custodian, and securities owned by the Company may be deposited with such custodian, as may be designated by Prior Committee Approval from time to time and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Company as may be designated by Prior Committee Approval from time to time.

Section 9.2 Financial Reports; Tax Return.

(a) The Company shall engage an independent certified public accountant selected and approved by Prior Committee Approval to act as the accountant for the Company and to audit the Company’s books and accounts as of the end of each fiscal year. The accountant for the Company shall initially be RSM US LLP. As soon as practicable, but no later than ninety (90) days after the end of such fiscal year, the Company shall cause the Administrative Agent to deliver, by any of the methods described in Section 10.6, to each Member and to each former Member who withdrew during such fiscal year:

(i) audited financial statements of the Company as of the end of and for such fiscal year, including a balance sheet and statement of income, together with the report thereon of the Company’s independent certified public accountant, which annual financial statements shall be approved by Prior Committee Approval;

(ii) a schedule of Investments of the Company, including both the cost and the valuation of such securities as determined pursuant to Section 9.5, and a statement of such Member’s Capital Account;

(iii) to the extent that the requisite information is then available, an IRS Form 1065, Schedule K-1 for such Member with respect to such fiscal year, prepared in accordance with the Code, together with corresponding forms for state income tax purposes, setting forth such Member’s distributive share of Company items of Profit or Loss for such fiscal year and the amount of such Member’s Capital Account determined in accordance with Section 4.4 at the end of such fiscal year; and

(iv) such other financial information and documents with respect to the Company and its business as the Administrative Agent deems appropriate, or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it or to prepare its U.S. federal and state income tax returns.

(b) The Members shall cause the Administrative Agent to prepare and timely file after the end of each tax year of the Company all U.S. federal and state income tax returns of the Company for such tax year. As soon as practicable, but no later than one hundred and twenty (120) days after the end of each tax year of the Company, the Company shall cause the Administrative Agent to deliver, by any of the methods described in Section 10.6, to each Member and to each former Member who withdrew during such tax year, to the extent that the requisite information is then available, a IRS Form 1065, Schedule K-1 (and state equivalents) for such Member with respect to such tax year, prepared in accordance with the Code, together with corresponding forms for state income tax purposes, setting forth such Member’s distributive share of Company items of Profit or Loss for such tax year and the amount of such Member’s Capital Account determined in accordance with Section 4.4 at the end of such tax year. For purposes of this Section 9.2, a Member’s distributive share of Company items of Profit or Loss shall mean an amount equal to such Member’s distributive share of the Company’s taxable income or loss for a tax year (or portion of such tax year), determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the corresponding adjustments required to be made to such Member’s Capital Account in accordance with the capital accounting maintenance rules of Section 704 of the Code and Treasury Regulations Sections 1.704-1 and 1.704-2, as appropriate.

(c) If any Member (or any beneficial owner of such Member), solely as a result of such Member’s investment in the Company, is required to file a tax return or other document or pay a tax, the Company shall use commercially reasonable efforts (i) to notify such Member of such requirement (to the extent the Company is aware of such requirement) within a commercially reasonable period of time after becoming aware of such requirement, (ii) to furnish such Member with such information as may be reasonably necessary to enable such Member (and the beneficial owners of such Member) to make such filing or pay such tax in a timely manner, and (iii) to comply with its obligation to withhold on state sourced income for such state(s) in which the Company deems the Company to have a material state tax withholding obligation, and furnish to such Member the appropriate state form (e.g., withholding statement, state equivalent to IRS Form 1065, Schedule K-1) to enable such Member to meet its state filing obligations and obtain a credit for taxes withheld.

(d) As soon as practicable, but in no event later than forty-five (45) days after the end of each of the first three fiscal quarters of a fiscal year, the Company shall cause the Administrative Agent to prepare and deliver, by any of the methods described in Section 10.6, to each Member (i) unaudited financial information (to include a statement of assets and liabilities, statement of operations and statement of cash flows) with respect to such Member’s allocable share of Profit or Loss and changes to its Capital Account as of the end of such fiscal quarter and for the portion of the fiscal year then ended, (ii) a statement of holdings of securities of the Company as to which such Member participates, including both the cost and the valuation of such securities as determined pursuant to Section 9.5, and (iii) such other financial information as the Administrative Agent deems appropriate, or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it.

(e) The Company acknowledges that certain limited partners of the Pantheon Members are directly or indirectly subject to the European harmonization framework for insurance companies that has come into effect on January 1, 2016 (“Solvency II”, Directive 2009/138/EC) and applicable implementing regulations, laws and guidelines (including level II, level III and Technical Specifications, and any other European or national implementation – “Implementation Rules”), each as amended from time to time. Therefore, the Company agrees to use commercially reasonable efforts to provide each Pantheon Member on a quarterly basis within twenty (20) business days following the end of the relevant fiscal quarter of the Company with the most recent version of the information of the Company and PennantPark Investment Funding I, LLC and the Company’s other Subsidiaries required by Solvency II or the Implementation Rules (as requested by Pantheon in writing) substantially in the form of the “Tripartite Data Exchange Template” (as amended from time to time), including, but not limited to, a distinct identification number for each of the Company’s and PennantPark Investment Funding I, LLC’s and the Company’s other Subsidiaries’ portfolio companies (legal entity identifier (LEI) or similar). In addition, the Company agrees to use commercially reasonable efforts to provide, within a reasonable timeframe as the context allows, such other information of the Company and PennantPark Investment Funding I, LLC and the Company’s other Subsidiaries as may be reasonably requested by the Pantheon Members in writing to assist in their compliance with Solvency II, provided such information is readily available to the Company. The out-of-pocket costs of providing the reporting heretofore discussed shall be promptly reimbursed on a pro rata basis by the Pantheon Members receiving such reporting upon presentation of reasonably itemized receipts, invoices or other proof of expenditure.

Section 9.3 Tax Elections.

(a) The Company shall timely and properly make an election pursuant to Section 754 of the Code for its first taxable year and shall not revoke such election for any subsequent year without the prior written consent of each Member. The Company may, by Prior Committee Approval, but shall not be required to, make (i) any election pursuant to the provisions of Section 1045 of the Code, or (ii) any other election required or permitted to be made by the Company under the Code.

(b) Each Member agrees to furnish to the Committee such information as may be required for the Company to comply with any tax accounting, withholding or reporting obligations, including any obligation to make any mandatory basis adjustments to Company property pursuant to Section 754 of the Code

Section 9.4 Confidentiality.

(a) Each Member agrees to maintain the confidentiality of the Company’s records, reports and affairs, and all information and materials furnished to such Member by the Company, PNNT, PNNT’s investment adviser, the Administrative Agent or their respective Affiliates with respect to their respective businesses and activities; each Member agrees not to provide to any other Person copies of any financial statements, tax returns or other records or reports, or other information or materials, provided or made available to such Member; and each Member agrees not to disclose to any other Person any information contained therein (including any information respecting Portfolio Companies), without the express prior written consent of the disclosing party; provided that:

(i) PNNT may disclose (1) any such information as may be required by law in connection with its filings with the SEC and (2) the names of borrowers of loans made by the Company and summaries of such loan transactions in any marketing materials of PNNT and its Affiliates; and

(ii) The Members hereby acknowledge that (A) Pantheon and its manager or advisor has a need to report to its own investors, clients and equity holders regarding the nature and performance of its investment in the Company, (B) the manager or adviser of Pantheon may receive such confidential information and (C) Pantheon and its manager or adviser may disclose to Pantheon’s investors, clients and equity holders, or prospective investors, clients and equity holders, the following information regarding the Company provided that the recipients are informed of the confidential nature of the information: (1) the name and address of the Company and the Administrative Agent; (2) the total size, currency and the year of formation of the Company and a brief description of the investment strategy of the Partnership (geography, style, stage); (3) the amount of Pantheon’s Capital Commitment and original principal amount of its Subordinated Notes; (4) and the amount of Pantheon’s Capital Commitment drawn down and the amount thereof remaining uncalled; (5) the amount of any distributions received by Pantheon; (6) the net asset value of Pantheon’s investment in the Company; (7) such ratios and performance information calculated by the investment manager or investment adviser of Pantheon using the information in sub-clauses (3)-(6) above (including but not limited to the internal rate of return of the Company); (8) the name and a brief description of each Investment and information regarding the industry and geographic location of each such Investment; (9) the costs of the Company’s investment in an Investment acquired by the Company; (10) the book value of an Investment on the last day of the quarter (as reported by the Company to Pantheon in the Company’s financial statements); (11) with respect to any distribution in-kind of securities the name and issuer of such securities, the number of such securities distributed to each Pantheon Member and the fair market value at the time of distribution as determined under this Agreement; and (12) such other information as may be required by law or regulation or the accounting principles or standards applicable to Pantheon. Notwithstanding the foregoing, Pantheon shall not disclose any confidential information to any Person unless the proposed recipient of such confidential information is first required to maintain the confidentiality of such information on terms no less restrictive than those set forth in this Section 9.4 and Pantheon shall be liable to the Company, each other Member and the Administrator for any losses arising from the breach of such confidentiality provisions.

(iii) any Member may provide financial statements, tax returns and other information contained therein: (A) to such Member’s general partner, investment manager and investment adviser, accountants, internal and external auditors, legal counsel, financial advisors and other fiduciaries and representatives (who may be Affiliates of such Member) as long as such Member instructs such Persons to maintain the confidentiality thereof and not to disclose to any other Person any information contained therein; (B) to bona fide potential transferees of such Member’s Entire Interest that agree in writing, for the benefit of the Company, to maintain the confidentiality thereof, but only after reasonable advance notice to the Company; (C) if and to the extent required by law (including judicial or administrative order); provided that, to the extent legally permissible, the Company is given prior notice to enable it to seek a protective order or similar relief; (D) to representatives of any governmental regulatory agency or authority with jurisdiction over such Member, or as otherwise may be necessary to comply with regulatory requirements applicable to such Member; and (E) in order to enforce rights under this Agreement.

(b) Notwithstanding the foregoing, the following shall not be considered confidential information for purposes of this Agreement: (i) information generally known to the public; (ii) information obtained by a Member from a third party who is not prohibited from disclosing the information; (iii) information in the possession of a Member prior to its disclosure by the Company, PNNT, PNNT’s investment adviser, the Administrative Agent or their respective Affiliates; or (iv) information which a Member can show by written documentation was developed independently of disclosure by the Company, PNNT, PNNT’s investment adviser, the Administrative Agent or their respective Affiliates. Without limitation to the foregoing, no party shall engage in the purchase, sale or other trading of securities or derivatives thereof based upon confidential information.

Section 9.5 Valuation.

(a) Valuations shall be made as of the end of each fiscal quarter and upon liquidation of the Company in accordance with following provisions and the Company’s valuation guidelines then in effect (which shall be consistent with PNNT’s valuation guidelines then in effect):

(i) Within thirty (30) days after the date as of which a valuation is to be made, the Administrative Agent shall deliver to the Committee a report as to the recommended valuation as of such date, and provide such Persons with a reasonable opportunity to request information and to provide comments with respect to the report.

(ii) The recommended valuation as of such date shall be deemed final if (A) such valuation is approved by Prior Committee Approval or (B) there is no objection by the Members (acting through the Committee) to such valuation within ten (10) business days of the Committee’s receipt of the Administrative Agent’s report.

(iii) If there is an objection to the recommended valuation by the Members (acting through the Committee), then the Administrative Agent shall cause a valuation of the asset(s) subject to unresolved objection to be made as of such date by an approved valuation expert (if not already made), and shall determine a valuation of such asset(s) consistent with the valuation as of such date by the approved valuation expert, and such valuation shall be final. For this purpose, a valuation of an asset as of such date shall be considered consistent with a valuation of an approved valuation expert if it is equal to the recommended value or within the recommended range of values determined by the approved valuation expert as of such date. An approved valuation expert shall mean an independent valuation consultant that either has been approved by the Members (acting through the Committee) or has been referenced as the independent valuation consultant of the Company in a previous valuation report by the Administrative Agent without objection by any Member Designee.

(iv) Liabilities of the Company shall be taken into account at the amounts at which they are carried on the books of the Company, and provision shall be made in accordance with GAAP for contingent or other liabilities not reflected on such books and, in the case of the liquidation of the Company, for the expenses (to be borne by the Company) of the liquidation and winding up of the Company’s affairs.

(v) No value shall be assigned to the Company name and goodwill or to the office records, files, statistical data, or any similar intangible assets of the Company not normally reflected in the Company’s accounting records.

(b) All valuations shall be made in accordance with this Section 9.5 shall be final and binding on all Members, absent actual and apparent error. Valuations of the Company’s assets by independent valuation consultants shall be at the Company’s expense.

ARTICLE 10

MISCELLANEOUS PROVISIONS

Section 10.1 [RESERVED.]

Section 10.2 Governing Law; Jurisdiction; Jury Waiver. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. To the fullest extent permitted by law, in the event of any dispute or controversy arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of New York in the county of New York and of the U.S. District Court for the Southern District of New York.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.3 Other Documents. The Members agree to execute such instruments and documents as may be required by law or which a Member deems necessary or appropriate to carry out the intent of this Agreement.

Section 10.4 Force Majeure. Whenever any act or thing is required of the Company or a Member hereunder to be done within any specified period of time, the Company and the Member shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Company or the Member, including, without limitation, bank holidays, and actions of governmental agencies, and excluding, without limitation, economic hardship; provided that this provision shall not have the effect of relieving the Company or the Member from the obligation to perform any such act or thing.

Section 10.5 Waivers.

(a) No waiver of the provisions hereof shall be valid unless in writing and then only to the extent set forth in such writing. Any right or remedy of the Members hereunder may be waived by Prior Committee Approval, and any such waiver shall be binding on all Members, other than situations where such rights or remedies are non-waivable under applicable law. Except as specifically herein provided, no failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and the waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any other occasion.

(b) Except as otherwise provided in this Agreement or for situations in which the approval or consent of all or certain Members is required by non-waivable provisions of applicable law, any approval or consent of the Members may be given by the Members (acting through the Committee), and any such approval or consent shall be binding on all Members.

Section 10.6 Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing or by electronic mail (with or without attached PDFs), and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, overnight courier or facsimile transmission, addressed as follows: if intended for the Company, to the Company’s principal office determined pursuant to Section 2.3; and if intended for any Member, to the address of such Member set forth on the Member List, or to such other address as any Member may designate by written notice to the Company. Notices shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail, overnight courier or facsimile transmission, on the date on which received; provided that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this Section 10.6 shall not prohibit the giving of written notice in any other manner; however, any such written notice shall be deemed given only when actually received.

Section 10.7 Construction.

(a) The captions used herein are intended for convenience of reference only and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b) As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c) The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.”

(e) The word “or” shall be disjunctive but not necessarily exclusive.

(f) References in this Agreement to Articles, Sections and Schedules are intended to refer to Articles, Sections and Schedules of this Agreement unless otherwise specifically stated.

(g) Unless otherwise specified, references herein to applicable statutes or other laws are references to the federal laws of the United States.

(h) Nothing in this Agreement shall be deemed to create any right in or benefit for any creditor of the Company that is not a party hereto, and this Agreement shall not be construed in any respect to be for the benefit of any creditor of the Company that is not a party hereto.

(i) Wherever in this Agreement a Member or other Person is empowered to take or make a decision, direction, consent, vote, determination, election, action or approval, such Member or Person is entitled to consider, favor and further such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any other interest of the Company, any Subsidiary of the Company or any other Member or Person.

Section 10.8 Amendments. This Agreement may be amended at any time and from time to time by a written instrument executed by each Member.

Section 10.9 Legal Counsel. Schedule C is incorporated by reference herein.

Section 10.10 Execution. This Agreement may be executed in any number of counterparts and all such counterparts together shall constitute one agreement binding on all Members.

Section 10.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided that this provision shall not be construed to permit any assignment or transfer which is otherwise prohibited hereby.

Section 10.12 Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby.

Section 10.13 Computation of Time. In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday on which banks in New York are closed, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or such a legal holiday. Any reference to “business day” shall refer to any day which is not a Saturday, Sunday or such a legal holiday. Any references to time of day shall refer to New York time.

Section 10.14 Entire Agreement. Except as provided in this Section 10.14, this Agreement and the Subscription Agreements constitute the entire agreement between the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding anything to the contrary contained herein or the provisions of any Subscription Agreement, it is hereby acknowledged and agreed that PNNT, on the one hand, and Pantheon or its transferees, on the other hand, without the approval of the Company or Prior Committee Approval, may enter into a side letter or similar agreement which has the effect of establishing rights under, or altering or supplementing the terms of this Agreement or of any Subscription Agreement. The parties hereto agree that any terms contained in any such side letter or similar agreement with a Member shall govern with respect to such Member notwithstanding anything to the contrary contained in this Agreement or in the provisions of such Member’s Subscription Agreement.

[Remainder of this page intentionally left blank. Signatures appear on next page.]

IN WITNESS WHEREOF, the Members have caused this Agreement to be executed and delivered as of the date first above written.

PENNANTPARK INVESTMENT CORPORATION

By:	/s/ Arthur H. Penn
	Name:	Arthur H. Penn
	Title:	Chief Executive Officer

PANTHEON PRIVATE DEBT PROGRAM SCSP SICAV – RAIF IN RESPECT OF ITS COMPARTMENT PANTHEON SENIOR DEBT SECONDARIES II (USD) By: Pantheon Ventures (UK) LLP, its alternative investment fund manager

By:	/s/ Matt Garfunkle
	Name:	Matt Garfunkle
	Title:	Attorney

SOLUTIO PREMIUM PRIVATE DEBT I SCSP

By: Pantheon Ventures (UK) LLP, its investment manager

By:	/s/ Matt Garfunkle
	Name:	Matt Garfunkle
	Title:	Attorney

[Signature Page to PennantPark Senior Loan Fund, LLC A&R Limited Liability Company Agreement]

Schedule A

Capitalization

Member	Capital Contribution (USD)	Proportionate Share
PNNT	$27,000,000.00	72.00%
PennantPark Investment Corporation	$27,000,000.00	72.00%
Pantheon	$10,500,000.00	28.00%
PPDP	$8,400,000.00	22.40%
SPPD	$2,100,000.00	5.60%

Schedule B

Prior Committee Approval

1. Prior Committee Approval shall be required for the Company or any Subsidiary to do any of the following.

(i)	Change the name or principal office of the Company or any Subsidiary or open additional offices of the Company or any Subsidiary;

(ii)	Make or acquire any Investment;

(iii)	Sell, Transfer or otherwise dispose of any Investment;

(iv)

Enter into any transaction or agreement (or any amendment, modification, supplement or waiver of any provision thereof) with a Member or an Affiliate of a Member other than (A) entering into the Administration Agreement with the Administrative Agent (but not any amendment, modification, supplement or waiver of any provision thereof) and (B) entering into a Subscription Agreement with each Member (but not any amendment, modification, supplement or waiver of any provision thereof);

(v)	Enter into derivatives or commodities transactions;

(vi)	Enter into any credit facility or other agreement for the incurrence of debt or issue debt securities, or materially modify or waive the terms or extend the maturity thereof;

(vii)	Organize, acquire an interest in, or transfer or otherwise dispose of an interest in, any Subsidiary or any other investment or financing vehicle, or materially modify or waive the terms thereof;

(viii)

Terminate the Administrative Agent for the Company; provided that Pantheon may, in the name and on behalf of the Company and without Prior Committee Approval, terminate the Administrative Agent at any time following the occurrence of Disabling Conduct (as defined in the Administration Agreement) with respect to the Administrative Agent;

(ix)

Execution, termination or material amendment of any material contract or other arrangement of the Company or any of its Subsidiaries not entered into in the ordinary course of business (including each contract and arrangement with any valuation provider, loan administrator, investment banking firm, financial institution or law firm);

(x)	Modify or waive any material provision of this Agreement, including this Schedule B, or modify the Certificate of Formation of the Company or governing documents of any Subsidiary;

(xi)	Guarantee or otherwise become liable for, the obligations of other Persons, including Portfolio Companies;

(xii)	Materially change the business of the Company or Subsidiaries from its respective current business or enter into any line of business other than existing or related lines of business;

(xiii)	Make, change or rescind any tax election (other than making an election pursuant to Section 754 of the Code);

(xiv)

Settle or compromise with respect to any tax audit, claim, deficiency notice, suit or other proceeding relating to taxes; make a request for a written ruling to any tax authority; or enter into a written and legally binding agreement with any tax authority (including any agreement to extend or waive any statute of limitations with respect to any taxes);

(xv)	Determine the fair market value of any property contributed to the capital of the Company by a Member;

(xvi)	Retain any cash that would otherwise be available for distribution pursuant to Article 5;

(xvii)

Take any action or make any decision that results in the acquisition or disposition of an Investment (other than funding of Investments pursuant to commitments previously approved by Prior Committee Approval). Approval of an Investment by Prior Committee Approval shall constitute authorization by the Company of the necessary Capital Contributions and drawdowns of the subordinated notes and any other credit facility;

(xviii)

Materially modify or waive the terms of any Investment which results in: (a) a waiver or forbearance related to a payment default, (b) the exchange of securities, (c) the forgiveness of principal or (d) an extension of maturity or increase in principal (other than funding of Investments pursuant to commitments previously approved by Prior Committee Approval);

(xix)	Except as may be otherwise expressly provided for in this Agreement, the making of any request that the Members make additional Capital Contributions to the Company;

(xx)

Issuance of any interests, any options, rights or warrants to acquire interests or any security convertible into or exercisable or exchangeable for an interest, or any equity interest in a Subsidiary of the Company, any options, rights or warrants to acquire any equity interest in a Subsidiary of the Company or any security convertible into or exercisable or exchangeable for any equity interest in a Subsidiary of the Company;

(xxi)

Redemption, repurchase, retirement, combination, split or reclassification of interests in the Company or any redemption or repurchase of any debt securities not required by the terms of such debt securities, commitments or contingencies of the Company;

(xxii)

Commencement of any liquidation, dissolution or voluntary bankruptcy, administration, insolvency proceeding, recapitalization or reorganization of the Company or its subsidiaries in any form of transaction, any arrangement with creditors, or the consent to entry of an order for relief in an involuntary case, or the conversion of an involuntary case to a voluntary case, or the consent to any plan of reorganization in any involuntary or voluntary case, or the consent to the appointment or taking possession by a receiver, trustee or other custodian for all or any portion of its property, or otherwise seek the protection of any applicable bankruptcy or insolvency law; for the avoidance of doubt, this Section (1)(xxii) relates specifically to the liquidation and dissolution of the Company and does not limit in any way the terms of the LLC Agreement, including Section 8.4 and Section 8.5, and no Prior Committee Approval shall be required for any liquidation or dissolution to the extent set forth in such sections;

(xxiii)

Entering into any strategic transaction, including any joint venture, Investment, recapitalization, reorganization or acquisition of any securities or assets of another Person, whether in a single transaction or series of related transactions;

(xxiv)

Initiation of material litigation or similar proceedings, filing or responding to dispositive motions (including but not limited to any motion to dismiss, motion for summary judgment, motion for summary adjudication or demurrer) with respect to any material litigation, or the compromise or settlement of any lawsuit or administrative matter where the amount that the Company or any of its subsidiaries could be required to pay individually or in the aggregate pursuant to such compromise or settlement is in excess of $10,000, or that could have a material adverse effect on the Company or any of its subsidiaries;

(xxv)

Retain third-party agents on behalf of the Company or any Subsidiary, open accounts with third parties on behalf of the Company or any Subsidiary and designate signatures upon which withdrawals from accounts shall be made on behalf of the Company or any Subsidiary;

(xxvi)	Determine a period to allocate Profit or Loss among the Members pursuant to Section 4.1(b);

(xxvii)

Select and approve an independent certified public accountant to act as the accountant for the Company and its Subsidiaries and to audit the Company’s consolidated books and accounts as of the end of each fiscal year; provided that no such approval shall be required for the retention of RSM US LLP for any period;

(xxviii)

Except as otherwise expressly agreed, enforce the terms of, exercise any right or remedy under, terminate pursuant to its terms or modify or waive the terms of: (i) the Administration Agreement and (ii) any other agreement by and between or among a PNNT Entity, on the one hand, and the Company or any Subsidiary, on the other; or

(xxix)	Take any action or decision which pursuant to any provision of this Agreement requires Prior Committee Approval.

For the avoidance of doubt, Prior Committee Approval shall be required for all matters set forth in Section 1 of this Schedule B.

2. Each Member and each Member Designee may, in the name and on behalf of the Company, do all things which it deems necessary, advisable or appropriate to make investment opportunities available to the Company, to carry out and implement matters approved by Prior Committee Approval or Committee Approval and to administer the activities of the Company, including:

(i)

Executing and delivering all agreements, amendments and other documents and exercise and perform all rights and obligations with respect to any Person in which the Company holds an interest, including Subsidiaries and other investment and financing vehicles;

(ii)

Executing and delivering other agreements, amendments and other documents and exercise and perform all rights and obligations with respect to matters approved by Prior Committee Approval or Committee Approval or which are necessary, advisable or appropriate for the administration of the Company, including with respect to any contracts evidencing indebtedness for borrowed funds; and

(iii)

Taking any and all other acts delegated to such Member or Member Designee by this Agreement or by Prior Committee Approval or Committee Approval; provided that if such acts require Prior Committee Approval, such Prior Committee Approval has been obtained.

3. For the avoidance of doubt, Prior Committee Approval, to the extent required, will be deemed to have been given to the extent of any standing order approved by Prior Committee Approval covering the matter at issue

Schedule C

Legal Counsel

PNNT has engaged Dechert LLP (“Dechert”) as legal counsel to the Company and PNNT. Moreover, Dechert has previously represented or concurrently represents the interests of the Company, PNNT or parties related thereto in connection with matters other than the preparation of this Agreement and may represent such Persons in the future. Each Member: (i) approves Dechert’s representation of the Company and PNNT in the preparation of this Agreement; and (ii) acknowledges that Dechert has not been engaged by any other Member to protect or represent the interests of such Member vis-à-vis the Company or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement. In addition, each Member: (i) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and the Company; and (ii) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Dechert may be precluded from representing the Company or PNNT (or any equity holder thereof) in connection with any such conflict or dispute. Nothing in this Schedule C shall preclude the Company from selecting different legal counsel to represent it at any time in the future and no Member shall be deemed by virtue of this Schedule C to have waived its right to object to any conflict of interest relating to matters other than this Agreement or the transactions contemplated herein.

Annex A

Subscription Agreement

Reference is hereby made to that certain Subscription Agreement, dated as of July 31, 2020, by and between PennantPark Senior Loan Fund, LLC and PennantPark Investment Corporation.

Annex B

Administrative Services

Reference is hereby made to that certain Administration Agreement, dated as of July 31, 2020, by and between PennantPark Senior Loan Fund, LLC and PennantPark Investment Administration, LLC.